Exhibit 3.1

AMENDMENT NO. 3 TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

BOARDWALK PIPELINE PARTNERS, LP

This Amendment No. 3 (this “Amendment No. 3”) to the Third Amended and Restated Agreement of Limited Partnership of Boardwalk Pipeline Partners, LP (the “Partnership”), dated as of June 17, 2008, as amended by Amendments No. 1 and No. 2, dated as of October 31, 2011 and October 25, 2012, respectively (as so amended, the “Partnership Agreement”), is hereby adopted effective as of October 7, 2013 (the “Amendment Effective Date”), by Boardwalk GP, LP, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 6.2(c) of the Partnership Agreement provides that, for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall amend the provisions of the Partnership Agreement as appropriate to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof); provided that the General Partner may make such amendments to the Partnership Agreement as provided in Section 6.2(c) only if such amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement provided such change does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Sections 6.2(c) and 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary and appropriate to achieve the uniformity of the Limited Partner Interests and does not (a) adversely affect the Limited Partners in any material respect or (b) have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.    (a) Section 5.11(i) of the Partnership Agreement is hereby amended and restated as follows:

“(i)        Immediately prior to the conversion of a Class B Unit into a Common Unit pursuant to Section 5.11(c) by a holder thereof, the Capital Account maintained for such Person with respect to its Class B Units will (A) first, be allocated to the Class B Units to be converted in an amount equal to the product of (x) the number of Class B Units to be converted and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such

Capital Account will be retained and held by the holder thereof as a separate partnership interest not associated with the Class B Units or resulting Common Units into which the Class B Units shall convert, regardless of whether it holds any unconverted Class B Units or any other equity interests of the Partnership. Such retained interest shall not be entitled to any allocation of income, gain, loss or deduction and shall only be entitled to distributions in liquidation pursuant to Section 12.4.”

(b) Section 5.11(j) of the Partnership Agreement is hereby deleted in its entirety.

Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.    This Amendment No. 3 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this as of the date first above written.

        GENERAL PARTNER

BOARDWALK GP, LP,

By:	BOARDWALK GP, LLC, its general partner

	By:	/s/ Jamie L. Buskill
	Name:	Jamie L. Buskill
	Title:	Senior Vice President, Chief Financial & Administrative Officer and Treasurer